Exhibit 23.1


The Board of Directors
Equinox Group, Inc.

      We hereby consent to the use in this Form SB-2 registration statement of our report dated March 28, 2002, relating to the financial statements of Equinox Group, Inc., as of and for the periods ended December 31, 2001 and 2000, and to the reference to our firm under the caption "experts" in the prospectus.


                                              Lazar Levine & Felix LLP


New York, New York
July 11, 2002